Exhibit 10.14

LIQUIDS GATHERING SYSTEM

SUBLETTE COUNTY, WYOMING

PURCHASE AND SALE AGREEMENT

BETWEEN

ULTRA WYOMING, INC.

AS SELLER

AND

PINEDALE CORRIDOR, LP

AS BUYER

AND

DATED DECEMBER 7, 2012

Records, Insurance Policies, Services Agreement and Easements	19
Compliance with Laws	20
Governmental Authorizations	20
Bonds, Letters of Credit, Guarantees	20
Ownership	20
Consents	20
Preferential Rights	21
Material Agreements	21
Sufficiency of the Assets	21
Adverse Change	21
Disclaimers	21
Survival	22

ARTICLE VIII BUYER’S REPRESENTATIONS	22

Incorporation and Qualification	22
Power and Authority	22
Authorization and Enforceability	22
Liability for Brokers’ Fees	22
No Bankruptcy	23
Litigation	23
Buyer’s Evaluation	23
Loan Documents and Ownership Documents and Information	23
No Buyer Factual Default Under the Lease or Equity Investment Agreement	23
Survival	24

ARTICLE IX COVENANTS AND AGREEMENTS	24

Conduct of Business	24
Insurance	25
Loan Documents, Ownership Documents and Information, Financial Resources	25
Further Assurances	25
Fees and Expenses	26
PSA Guaranties	26
Survival	26

ARTICLE X TAX MATTERS	26

Apportionment of Property Tax Liability	26
Property Tax Reports and Returns	27
Sales Taxes	27
Federal Tax Reporting	27
Like Kind Exchange	27

ARTICLE XI CONDITIONS PRECEDENT TO CLOSING	28

Seller’s Conditions Precedent	28
Buyer’s Conditions Precedent	28

ARTICLE XII RIGHT OF TERMINATION	29

Termination	29

ARTICLE XIII CLOSING	30

Date of Closing	30
Time and Place of Closing	30
Closing Obligations	30

ARTICLE XIV ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION	31

Seller’s Retention of Liabilities and Obligations	31
Environmental Indemnification	31
Indemnification	31
Survival	32
Procedure	33
No Insurance; Subrogation	34
Reservation as to Non-Parties	34
Consequential Damages	34
No Derivative Liability	34
Attorneys’ Fees	34

ARTICLE XV MISCELLANEOUS	34

Expenses	34
Notices	35
Amendments	36
Assignment	36
Counterparts/PDF and Fax Signatures	36
GOVERNING LAW; JURISDICTION, VENUE; JURY WAIVER	36
Entire Agreement	36
Binding Effect	37
No Third-Party Beneficiaries	37
Time of the Essence	37
Business Day	37
No Recordation of Agreement	37
No Waiver	37
Waiver of Trial by Jury	37
Further Assurances	37

SCHEDULES

Schedule 7.13:	Bonds, Letters of Credit and Guarantees
Schedule 7.19	Adverse Change

EXHIBITS

Exhibit A:	Partial Assignment of Jensen Easements to Buyer
Exhibit B:	BLM Request for Consent to Assignment to Buyer
Exhibit C:	List of BLM Easements
Exhibit D:	BLM Easements Assignment to Buyer/ BLM Filing
Exhibit E:	BLM Easements Assignment to Buyer/ County Filing
Exhibit F:	Map of Pipelines and Gathering Facilities
Exhibit G:	Bill of Sale
Exhibit H:	Resources Guaranty
Exhibit I:	Buyer PSA Guaranty
Exhibit J:	Equity Investors Agreement
Exhibit K:	SNDA
Exhibit L:	Lease
Exhibit M:	Lessee Lease Guaranty
Exhibit N:	Lessor Lease Guaranty
Exhibit O:	Memorandum of Lease
Exhibit P:	Nerd Farm Easement
Exhibit Q:	Non-Foreign Affidavit
Exhibit R:	Seller PSA Guaranty
Exhibit S:	List of Well Pads/ LGS Pipeline Riser Exhibit
Exhibit T:	Improvements Exhibit
Exhibit U:	Central Gathering Facility Exhibit
Exhibit V:	Photo of Inlet Flange/ Liquids Gathering System Exhibit

v

DEFINED TERMS

Certain terms are defined in Section 1.1 of this Agreement. In addition, other terms are defined on the pages indicated below:

Additional Required Consent	15
Agreement	1
Authorizations	20
Buyer	1
Buyer Warranties	24
Buyer’s Conditions	28
Casualty Loss	13
Claim	33
Claim Notice	33
Closing	30
Closing Date	30
Controlling and Controlled	4
Effective Date	1
Improvements	2
Indemnified Party	33
Indemnifying Party	33
Independent Contract Consideration	11
Loan Documents	23
Loss or Losses	31
Major Casualty Loss	14

Major Casualty Notice	14
Material Agreements	21
Non-Assignable Assets	15
Notice	35
Other BLM Matters	14
Ownership Documents and Information	23
Party	1
Purchase Price	12
Real Estate Records	30
Recorded Documents	30
Restoration Operations	13
Restricted Period	24
Retained Liabilities	31
Seller	1
Seller’s Conditions	28
Seller’s Warranties	21
Taxes	19
Transaction	12
Transaction Documents	1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), is made as of December 7, 2012 (“Effective Date”), by and between ULTRA WYOMING, INC., a Wyoming corporation (“Seller”) whose address is 400 N. Sam Houston Parkway E., Suite 1200, Houston, Texas 77060, and PINEDALE CORRIDOR, LP, a Delaware limited partnership (“Buyer”) whose address is 4200 W. 115th Street, Suite 210, Leawood, Kansas 66211. Seller and Buyer may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

Seller owns certain rights in and to the Assets (as defined in this Agreement) located in the Pinedale Anticline in Sublette County, Wyoming, as more fully described in this Agreement.

Buyer desires to purchase, and Seller desires to sell and convey, the Assets pursuant to and in accordance with the terms and conditions of this Agreement.

As a condition to Closing (as defined in this Agreement) of the purchase and sale of the Assets, Seller and Buyer will enter into the Lease described herein (this Agreement, the Lease and the other Closing Deliveries (as defined in this Agreement) to be collectively referred to as the “Transaction Documents”).

Concurrently with the execution of this Agreement by the Parties, Seller Guarantor (as defined in this Agreement) has executed and delivered to Buyer the Seller PSA Guaranty (as defined in this Agreement), and the Buyer Guarantor (as defined in this Agreement) has executed and delivered to Seller the Buyer PSA Guaranty (as defined in this Agreement).

AGREEMENT

In consideration of the mutual promises, covenants and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions The following terms shall have the meanings set forth below:

Actual Daily Product Volume: the average daily volume (expressed in Bbls per day) of Condensate and water physically transported through the Liquids Gathering System.

Affiliate: With respect to a specified Person, (a) any Subsidiary of that Person, and (b) any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with, the specified Person.

Assets: The Liquids Gathering System and the Personal Property.

Bill of Sale: The Bill of Sale executed by Seller and Buyer in the form attached to this Agreement as Exhibit G.

BLM: The United States Department of the Interior Bureau of Land Management, Wyoming State Office.

BLM Consent: The consent of BLM to the BLM Easement Assignments to Buyer, in response to the BLM Request for Consent to Assignment to Buyer.

BLM Easements Assignment to Buyer: The assignment by Seller to Buyer of all of Seller’s right, title and interest under the BLM Easements pursuant to (a) the Application for Transportation and Utility Systems and Facilities on Federal Lands to be executed by Seller and Buyer, in the form attached to this Agreement as Exhibit D, and (b) the Assignment of Easements and Transfer of Improvements (LGS) [BLM Easements] to be executed by Seller and Buyer and with their signatures acknowledged, in the form attached to this Agreement as Exhibit E.

BLM and Jensen Easements Assignment to Seller: The assignment by Ultra Resources to Seller of all of Ultra Resources’ right, title and interest under the BLM Easements by (a) the Application for Transportation and Utility Systems and Facilities on Federal Lands dated June 29, 2012, and (b) the Assignment and Bill of Sale (LGS) dated effective as of January 1, 2012, and recorded in the Real Estate Records.

BLM Easements: The easements, rights of way and agreements listed in Exhibit C, which shall be assigned to Seller pursuant to the BLM Easements Assignment to Seller.

BLM Request for Consent to Assignment to Buyer: The form of request for BLM’s consent to the BLM Easements Assignment to Buyer, a copy of which request is attached to this Agreement as Exhibit B.

Business Day: Any day other than a Saturday, Sunday or any day that is a national banking holiday in the United States.

Buyer Closing Deliveries: The Equity Investors Agreement executed by Buyer, Ross Avenue Investments, LLC, Pinedale GP, Inc. and CorEnergy, the Lease executed by Buyer, the Memo of Lease executed by Buyer and with its signature acknowledged, the BLM Easements Assignment to Buyer executed by Buyer and with its signature acknowledged, the BLM Request for Consent to Assignment to Buyer executed by Buyer, the Partial Assignment of Jensen Easements to Buyer executed by Buyer and with its signature acknowledged, the Nerd Farm Easement executed by Buyer and with its signature acknowledged, the Lessor Lease Guaranty executed by CorEnergy, the Bill of Sale executed by Buyer, the SNDA executed by Buyer, CorEnergy and KeyBank, National Association, and with their signatures acknowledged, and true, correct and complete copies of the executed Loan Documents and the executed Ownership Documents and Information.

Buyer Closing Payments: The Purchase Price in Current Funds, and to the extent payable at Closing, any Taxes that Buyer is required to pay as a result of Closing under Section 10.3 of this Agreement, any recording fees or costs to record the Recorded Documents in the Real Estate Records or to file with BLM the BLM Assignment to Buyer.

Buyer PSA Guaranty: The Guaranty of certain obligations of Buyer under this Agreement, in the form attached hereto as Exhibit I, executed by CorEnergy.

Central Gathering Facility or CGF: The four locations within the Liquids Gathering System at which condensate, produced water, and associated natural gas is collected and separated for sale and transport off the subject location or alternatively, in the case of associated natural gas, used for fuel or flared on the subject location. A legal description of each of CGF#1, CGF#2, CGF#3, and CGF#4 is set out on the attached Exhibit U.

CGF#1: means the Central Gathering Facility identified in the “Identification” header on Exhibit U attached hereto as “Central Gathering Facility #1”.

CGF#2: means the Central Gathering Facility identified in the “Identification” header on Exhibit U attached hereto as “Central Gathering Facility #2”.

CGF#3: means the Central Gathering Facility identified in the “Identification” header on Exhibit U attached hereto as “Central Gathering Facility #3”.

CGF#4: means the Central Gathering Facility identified in the “Identification” header on Exhibit U attached hereto as “Central Gathering Facility #4”.

Closing Deliveries: The Seller Closing Deliveries and the Buyer Closing Deliveries.

Code: the Internal Revenue Code of 1986, as amended. All references to the Code, Treasury Regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncements.

Condensate: Liquid hydrocarbons.

Condensate Loading Point: The condensate loading coupling off each condensate storage tank located on a Central Gathering Facility on the Effective Date, as the Condensate Loading Points may be modified consistent with the terms of this Agreement on or prior to the Closing Date.

Condensate Terminus Point: The (a) inlet flange for each LACT Unit Facility and (b) each Condensate Loading Point.

Confidentiality Agreement: The Confidentiality and Nondisclosure Agreement dated as of December 1, 2011, between Corridor Energy, LLC, and Ultra Resources.

Confidential Information: (i) all Proprietary Information, and (ii) all other information furnished to Buyer by or on behalf of Seller, Ultra Resources or any of their respective Affiliates and designated as confidential. Notwithstanding the foregoing, Confidential Information shall not include information that is publicly available other than as a result of actions in violation of Article VI hereof.

Confidentiality Provisions: The terms, conditions and requirements of Article VI of this Agreement.

Control: The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

CorEnergy: CorEnergy Infrastructure Trust, Inc., a Maryland corporation, formerly known as Tortoise Capital Resources Corporation.

Current Funds: Wire transfers of immediately available funds to Seller.

Diligence Commencement Date: February 1, 2012.

Disclosing Party: The Party disclosing Confidential Information to the Recipient Party.

Easement Rights: Collectively, the right, title and interest in the BLM Easements conveyed to Buyer under the BLM Easements Assignment to Buyer, the right, title and interest in the Jensen Easements conveyed to Buyer under the Partial Assignment of Jensen Easements to Buyer, and the Nerd Farm Easement (but exclusive of the Improvements transferred pursuant to the Nerd Farm Easement).

Easements: The BLM Easements, the Jensen Easements and the Nerd Farm Easement.

Environmental Laws: All federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, and other legally enforceable requirements relating to (i) pollution or protection of the environment or natural resources, (ii) any actual or threatened depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment of, or any exposure to, any Hazardous Substances or (iii) the generation, manufacture, processing, distribution, use, treatment, storage, transport, disposal or handling of any Hazardous Substances; including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Federal Hazardous Materials Transportation Law, the Marine Mammal Protection Act, the Endangered Species Act, and the National Environmental Policy Act, each as amended through the Closing Date.

Environmental Permit: Any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

Equity Investors Agreement: The Equity Investors Agreement in the form attached to this Agreement as Exhibit J, executed by Buyer, Seller, CorEnergy, Pinedale GP, Inc. and Ross Avenue Investments, LLC.

Flash Gas Terminus Point: means: (a) with respect to CGF#1, CGF #3, and CGF #4, the gas outlet flange on the Effective Date to each dehydrator located on each such Central Gathering Facility; and (b) with respect to CGF #2, the gas outlet flange on the Effective Date on (i) each three-phase heated separator located on CGF #2, (ii) each condensate storage tank located on CGF #2, and (iii) each water storage tank located on CGF #2, in each case, as the Flash Gas Terminus Points may be modified consistent with the terms of this Agreement on or prior to the Closing Date.

Flow and Volume Information: any Actual Daily Product Volume information or similar flow and volume information furnished or made available by Seller or Ultra Resources.

GAAP: means generally accepted accounting principles in effect in the United States of America from time to time or at a specific time if so specified in this Agreement.

Hazardous Substance: (a) Any substance that is designated as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, as those terms are used in the Comprehensive Environmental Response, Compensation, and Liability Act, (b) any petroleum, petroleum hydrocarbons, petroleum products, petrochemical products and any components, fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas, and any mixtures thereof, and (c) radioactive materials or polychlorinated biphenyls.

Improvements: All of the improvements and fixtures used directly in connection with the Liquids Gathering System, including, without limitation, any and all surface and/or subsurface pipelines, surface and/or subsurface machinery and equipment, line pipe, pipe connections, fittings, flanges, welds, or other interconnections, valves, control and monitoring equipment, cathodic or electrical protection units, by-passes, regulators, drips, treating equipment, dehydration equipment, separation equipment, processing equipment, condensate and water storage tanks and other storage facilities, generators, gas compressors, vapor recovery units, combustors, flares, storage sheds, towers, gas and electric fixtures, radiators and heaters, in each case that are downstream of the inlet flange to each LGS Pipeline Riser and that are upstream of each LGS Terminus Point, including any of the foregoing described on the attached Exhibit T, but specifically excluding (i) any of the facilities, improvements and fixtures located upstream of the inlet flange to each LGS Pipeline Riser (an example of such an inlet flange is shown, for the Parties’ convenience, on the photograph on the attached Exhibit V) and (ii) any of the facilities, improvements or fixtures located downstream of each LGS Terminus Point, except in each case to the extent explicitly described on Exhibit T. The term “Improvements” includes all of the improvements and fixtures which are a part of the Liquids Gathering System as described herein, regardless of whether they are included or properly described in Exhibit T.

Indebtedness: With respect to a Person, such Person’s (a) liabilities for borrowed money, (b) liabilities for the deferred purchase price of property acquired by it (excluding accounts payable arising in the ordinary course of businesses), (c) obligations that are required to be accounted for as capital leases on a balance sheet under GAAP (and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP), and (d) guaranty obligations with respect to liabilities of another Person of the type described in the preceding subsections (a)-(c).

Insurance Policies: The material policies of general liability, workers’ compensation and other insurance held as of the Effective Date by Seller or its Affiliates with respect to the Assets.

Jensen Easements: The following easements: (a) that certain Grant of Pipeline Easements dated June 24, 2010, recorded in Book 95, Page 423 of the Records of the Sublette County Clerk’s Office, Sublette County, Wyoming, from Mary Kay Jensen, as grantor, to Ultra Resources, as grantee, and (b) that certain Grant of Pipeline Easements dated June 24, 2010, in Book 95, Page 418 of the Records of the Sublette County Clerk’s Office, Sublette County, Wyoming, from Mary Kay Jensen, as personal representative of the Estate of John Wayne Jensen, individually, as grantor, to Ultra Resources, as grantee, as both such easements were assigned by Ultra Resources to Seller pursuant to the BLM and Jensen Easements Assignment to Seller.

LACT Unit Facilities: The condensate pump, meter and sales point as well as the associated equipment downstream of the inlet risers to any Lease Automated Custody Transfer Unit located on a Central Gathering Facility.

Land: The land underlying, subject to and covered by the Easement Rights.

Lease: The Lease of the Assets from Buyer to Lessee, in the form attached hereto as Exhibit L, executed by Lessee, as lessee, and Buyer, as lessor, provided however, if Lessee determines that its deemed incremental borrowing rate for this transaction has declined materially after the Effective Date, then at any time on or before the Closing Date, Lessee may request that the Specified Discount Rate set forth in Section 23.2(a)(i) of the Lease be reduced to the amount that is specified by Lessee as its deemed incremental borrowing rate for this transaction. If Lessee makes such request, then the Specified Discount Rate set forth in Section 23.2(a)(i) of the Lease shall be the amount specified by Lessee in such request. As used in this definition, “this transaction” means the transactions pursuant to this Agreement.

Lessee: Ultra Wyoming LGS, LLC, a Delaware limited liability company.

Lessee Lease Guaranty: The Guaranty of certain obligations of Lessee under the Lease, in the form attached hereto as Exhibit M, executed by Ultra Petroleum.

Lessor Lease Guaranty: The Guaranty of certain obligations of Buyer under the Lease, in the form attached hereto as Exhibit N, executed by CorEnergy.

LGS Pipeline Riser: The pipeline riser downstream of the liquids legs of the production separators located on each of the producing well pads described on the attached Exhibit S, as each is in existence on the Effective Date, as they may have been modified consistent with the terms of this Agreement on or prior to the Closing Date.

LGS Terminus Point: Each Flash Gas Terminus Point, each Condensate Terminus Point and each Produced Water Terminus Point.

Lien: Any mortgage lien, deed of trust lien, vendor’s lien, security interest, mechanic’s or materialman’s lien, or other lien.

Liquids Gathering System: Generally, the system of pipelines and central gathering facilities highlighted on the map attached as Exhibit F, together with the related equipment that is capable of gathering, separating, collecting, and delivering for sale or transport, condensate and water, together with associated natural gas, produced from natural gas and oil wells that are operated by Ultra Resources and are located in the Pinedale Anticline Field in Sublette County, Wyoming, including, specifically, the Easement Rights and the Improvements, which Liquids Gathering System begins at the inlet flange to each LGS Pipeline Riser (an example of such an inlet flange is shown, for the Parties’ convenience, on the photograph on the attached Exhibit V), extends through an interconnected system of pipelines to the production and separation equipment and storage tanks located at the Central Gathering Facilities, and terminates at each LGS Terminus Point.

Material Adverse Effect: Any circumstance, change, or effect that is materially adverse to the ownership, operation, or financial condition of the Assets, taken as a whole.

Material Adverse Effect for Closing Conditions: Any circumstance, change, or effect that is materially adverse to the ownership, operation, or financial condition of the Assets, taken as a whole, but excluding any circumstance, change, or effect resulting or arising from: (a) any general change in conditions in the industries or markets in which Seller operates; (b) seasonal reductions in revenues and/or earnings of Seller in the conduct of its business with respect to the Assets in the ordinary course; (c) any adverse change, event, or effect on the global, national, or regional energy industry as a whole, including those impacting energy prices or the value of gathering assets and properties or other commodities, goods, or services, or the availability or costs of hedges; (d) national or international political conditions, including any engagement in hostilities, whether or not pursuant to declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (e) changes in law or generally accepted accounting procedures, or the interpretation thereof; (f) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby; (g) any failure to meet internal or third party projections or forecasts or revenue or earnings or reserve predictions; (h) changes or developments in financial or securities markets or the economy in general; (i) effects of weather, meteorological events, natural disasters, or other acts of God; or (j) fire or other casualty.

Memo of Lease: The Memorandum of Lease in the form attached to this Agreement as Exhibit O.

Nerd Farm Easement: The Easement Agreement and Transfer of Improvements in the form attached to this Agreement as Exhibit P.

Nerd Farm Judgment: Judgment dated December 8, 2010, recorded January 6, 2011, in Book 96, Page 421 of the Miscellaneous Records of Sublette County, Wyoming, against Questar Exploration and Production Company et al and in favor of Doyle Hartman et al.

Nerd Farm Mortgage: Mortgage recorded April 30, 1997, recorded in Book 68, Page 75 of the Mortgage Records of Sublette County, Wyoming, from Nerd Enterprises, Inc., to George P. Westman.

Nerd Farm Title Policy: An Owner Policy of Title Insurance issued by a title insurer acceptable to Buyer, to be procured by Buyer at Buyer’s expense, insuring the easement estate of Buyer in the Nerd Farm Easement.

Non-Foreign Affidavit: The Non-Foreign Affidavit (Federal) in the form attached to this Agreement as Exhibit Q, executed by Seller, and equivalent forms, if any, required by the State of Wyoming.

Outside Closing Date: December 21, 2012, or such other date as may be mutually agreed in writing by Buyer and Seller, in either case as such date may be automatically extended upon a Major Casualty Loss if Buyer and Seller fail to terminate this Agreement, but only as and to the extent expressly provided in Section 5.2.

Partial Assignment of Jensen Easements to Buyer: The Partial Assignment of Easements and Transfer of Improvements (LGS) [Jensen Easements] to be executed by Seller and Buyer and with their signatures acknowledged, in the form attached to this Agreement as Exhibit A.

Person: Any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, governmental authority or any other entity of any kind.

Personal Property: (a) The monitoring equipment located in or on the Liquids Gathering System, (b) the computer hardware located in the centralized monitoring building for each CGF constituting a portion of the Liquids Gathering System to which such monitoring equipment connects, (c) the wires and other connectors for such monitoring equipment between such computer hardware and such monitoring equipment, (d) all office furniture in each centralized monitoring building for each Central Gathering Facility, (e) engineering drawings and plans and specifications in Seller’s possession for the Liquids Gathering System except to the extent assignment thereof is prohibited by contract or applicable law, (f) as-built drawings and surveys of the Liquids Gathering System in Seller’s possession, and (g) to the extent assignable, the other Records.

Produced Water Terminus Point: Each outlet flange to the water pump facility or facilities, as the case may be, on each Central Gathering Facility that is directly upstream of each water meter and through which the produced water flows after it is separated from the condensate and the associated natural gas, as in existence on the Effective Date, as they may be modified consistent with the terms of this Agreement on or prior to the Closing Date.

Proprietary Information: (a) the business concept, operating techniques, marketing methods, financial information, plans, site and system renderings, schedules, itemized costs, development plans and all related trade secrets or confidential or proprietary information treated as such by Seller, whether by course of conduct, by letter or report or by use of any appropriate proprietary stamp of legend designating such information item to be confidential or proprietary, by communication to such effect made prior to or at the time any such Proprietary Information is disclosed to Buyer, or otherwise, (b) all financial statements and financial information relating to the Liquids Gathering System delivered to Buyer by Seller and Ultra Resources pursuant to Article IV, and (c) all Flow and Volume Information. Notwithstanding the foregoing, Proprietary Information shall not include information that is publicly available other than as a result of actions in violation of Article VI hereof.

Recipient Party: The Party receiving, directly or by delivery to its Representatives, Confidential Information disclosed by or on behalf of the other Party hereto.

Records: The following information, to the extent in Seller’s Possession: all engineering drawings or plans of or covering the Liquids Gathering System or any component thereof, site assessments and environmental reports regarding or covering the Liquids Gathering System or any component thereof, manuals relating to the operation of the Assets, and “as-built” surveys of the pipelines and drawings of the Liquids Gathering System.

Representatives: Those Persons including, without limitation, officers, directors, employees, accountants, attorneys consultants, independent contractors, agents, stockholders, members, partners, actual or potential financing sources, investment advisers, and investment bankers, with a need to know the Confidential Information in order to evaluate the Transaction.

Resources Guaranty: The Limited Guaranty of Collection, in the form attached hereto as Exhibit H, executed by Ultra Resources.

Seller Closing Deliveries: The Equity Investors Agreement executed by Seller, the Lease executed by Lessee, the Memo of Lease executed by Lessee and with its signature acknowledged, the BLM Easements Assignment to Buyer, executed by Seller and with its signature acknowledged, the BLM Request for Consent to Assignment to Buyer executed by Seller, the Partial Assignment of Jensen Easements to Buyer executed by Seller and with its signature acknowledged, the Nerd Farm Easement executed by Seller and with its signature acknowledged, the Bill of Sale, executed by Seller, the SNDA executed by Lessee, Ultra Petroleum and Ultra Resources and with their signatures acknowledged, the Non-Foreign Affidavit executed by Seller, the Lessee Lease Guaranty executed by Ultra Petroleum and the Resources Guaranty executed by Ultra Resources.

Seller PSA Guaranty: The Guaranty of certain obligations of Seller under this Agreement, in the form attached hereto as Exhibit R, executed by Ultra Petroleum.

Seller’s Knowledge: As of any date, the then current actual knowledge of Seller’s Representatives as of such date, and not any implied, imputed or constructive knowledge of such individuals, and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review any information. The foregoing qualification of Seller’s Knowledge shall in no event give rise to any personal liability on the part of any Seller’s Representative or any other officer or employee of Seller or its Affiliates on account of any breach of any representation or warranty made by Seller herein. No broker, agent or Person other than Seller is authorized to make any representation or warranty for or on behalf of Seller.

Seller’s Possession: With respect to information, records and materials, only such information, records and materials as may be in the actual possession or control of Seller or its Affiliates, and without including any information or materials in the possession or control of a third Person or any other agent of Seller or its Affiliates.

Seller’s Representatives: As of any date, the Chief Executive Officer, the Senior Vice President of Operations and the Chief Financial Officer of Ultra Resources.

Services Agreement: The Services Agreement dated as of January 1, 2012, between Ultra Resources, as Services Provider, and Seller.

SNDA: The Subordination, Non-Disturbance and Attornment Agreement (Liquids Gathering System, Sublette County, Wyoming) to be executed by KeyBank, N.A., Lessee and Buyer, in the form attached hereto as Exhibit K.

Subsidiary: With respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Survival Period: The period beginning on the Closing Date and ending twelve (12) months following the Closing Date.

Tax or Taxes: (a) all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, escheat, registration, value added, alternative or add-on minimum, estimated or any other taxes, unclaimed property liabilities, any payments in lieu of taxes or other similar payments, charges, fees, levies, imposts, customs or duties of any kind whatsoever, that are imposed by a Taxing Authority, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person or (b) any liability for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treasury Regulation Section 1.1502-6 or comparable federal, state or local laws.

Tax Return: any return, declaration, report, claim for refund, property rendition or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

Taxing Authority: a governmental entity having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

Treasury Regulations: the regulations promulgated by the United States Treasury Department under the Code.

Ultra Petroleum: Ultra Petroleum Corp., a Yukon Territory of Canada corporation.

Ultra Resources: Ultra Resources, Inc., a Wyoming corporation.

1.2 Certain Interpretive Provisions. As used in this Agreement: (a) the word “or” is not exclusive and the word “including” is not limiting, (b) references to a law include any rule or regulation issued under the law and any amendment to the law, rule or regulation, (c) whenever the words “include,” “includes,” or “including” appear, they shall be deemed to be followed by the words “without limitation,” (d) personal pronouns shall be deemed to include the other genders and the singular shall include the plural and vice versa, and (e) the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. Wherever a period of time is stated in this Lease as commencing or ending on specified dates, such period of time shall be deemed (i) inclusive of such stated commencement and ending dates, and (ii) to commence at 12:00 A.M. Central Time on such stated commencement date and to end at 11:59 P.M. Central Time on such stated ending date. Unless the context otherwise requires, (A) any definition or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (B) subject to restrictions on assignment set forth herein, any reference herein to any Person shall be construed to include such Person’s successor and assigns, and (C) any reference to any law shall include all statutory and regulation provisions consolidating, amending, replacing or interpreting such law and reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other document executed in connection herewith.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. Seller agrees to sell the Assets to Buyer, and Buyer agrees to purchase the Assets from Seller, pursuant to, and subject to the terms and conditions of, this Agreement.

2.2 Nonrefundable Consideration Contemporaneously with the execution and delivery of this Agreement, Buyer has delivered to Seller, and Seller herby acknowledges the receipt of, a check in the amount of $100.00 (the “Independent Contract Consideration”), which amount the Parties bargained for and agreed to as consideration for Buyer’s right to inspect and purchase the Assets pursuant to this Agreement, and for Seller’s execution, delivery and performance of this Agreement. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is nonrefundable, and is fully earned and shall be retained by Seller notwithstanding any other provision of this Agreement.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. The purchase price for the Assets shall be Two Hundred Twenty-five Million U.S. Dollars (U.S. $225,000,000) (the “Purchase Price”). If the transaction contemplated by the Transaction Documents (“Transaction”) closes, Buyer agrees to pay to Seller the Purchase Price at Closing in Current Funds.

ARTICLE IV

BUYER’S INSPECTION

4.1 Access to Records, Insurance Policies and Services Agreement. Prior to the Effective Date and pursuant to the Confidentiality Agreement, Seller has provided Buyer and its Affiliates and Representatives with access to the Liquids Gathering System and to certain information about the Liquids Gathering System, and has made available to Buyer and such Persons certain of Seller’s officers, employee, agents and others for question and answer sessions related to the Liquids Gathering System, including during two field tours of the Liquids Gathering System, all of which inspections and information shall for all purposes be deemed to have been made pursuant to, and shall in all respects be subject to, this Agreement. From and after the Effective Date until Closing, and subject to the Confidentiality Provisions, upon reasonable advance notice and compliance with applicable law governing the access to or use of such Confidential Information, Seller will make originals or copies of the Records and the Insurance Policies, in each case only to the extent such documents and information are in Seller’s Possession, and the Services Agreement, available to Buyer and its Representatives for inspection and review during normal business hours to permit Buyer to perform its due diligence review. Subject to the consent and cooperation of third parties and subject to the Confidentiality Provisions, Seller will assist Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information from third parties as Buyer may reasonably request in writing, for the purposes of Buyer’s due diligence review.

4.2 Disclaimer. Except for Seller’s Warranties, Seller makes no warranty or representation of any kind as to the Records or the Insurance Policies or any other information provided by or on behalf of Seller or its Affiliates to Buyer or its Affiliates or Representatives in connection with Buyer’s review of the Assets or the Transaction.

4.3 Access to the Assets. Subject to the Confidentiality Provisions, Seller agrees to grant Buyer access to the Assets during reasonable business hours and after prior reasonable written notice, with Seller’s representative present and Buyer complying with Seller’s rules and regulations, including safety, so Buyer may, at its sole risk and expense, (a) conduct non-invasive on-site inspections and environmental assessments of the Assets and (b) conduct inspections of the operation of the Assets and prepare to assume ownership of the Assets after Closing. Buyer acknowledges and agrees that: (1) Seller owns oil and gas wells, leases, and other related properties in and around the Assets separate and apart from the Liquids Gathering System and the Personal Property; (2) Ultra Resources operates such oil and gas wells, leases, and other related properties and may itself own rights and property in and around the Assets separate and apart from the Liquids Gathering System and the Personal Property; (3) after the Closing, Seller intends to continue to own such oil and gas wells, leases, and other related properties; (4) after the Closing, Ultra Resources intends to continue to operate such oil and gas wells, leases, and other related properties, to own its other rights and property in and around the Assets, and to co-use the Jensen Easements as contemplated in the Partial Assignment of Jensen Easements to Buyer; and (5) nothing in this Agreement or otherwise gives Buyer or any of its Representatives any right to make inspections or investigations with respect to such operations, oil and gas wells, leases, and other related properties. If Buyer or its agents prepares an environmental assessment of any Asset, Buyer agrees to keep such assessment confidential (unless legally required to disclose) and to furnish copies thereof to Seller. In connection with any on-site inspections, Buyer (a) agrees not to interfere with the normal operation of the Assets, (b) agrees to comply with Seller’s requirements of the operators of the Assets and (c) represents that it is adequately insured. Buyer waives, releases and agrees to indemnify, defend and hold harmless Seller and its Affiliates, and each of their directors, officers, shareholders, members, employees, agents and representatives against all claims, liabilities and obligations, including without limitation, personal injury, death and/or property damage, arising from Buyer’s activities or inspection of the Assets, the Records, the Insurance Policies or any other related information prior to Closing, except to the extent such liabilities or damages are caused by Seller’s gross negligence or willful misconduct, and such indemnification shall survive Closing and termination of this Agreement. The provisions of this Section 4.3 shall survive termination of this Agreement for a period of twelve (12) months after such termination and shall survive Closing until the expiration of the Survival Period.

ARTICLE V

TITLE MATTERS; CASUALTY; CONSENTS

5.1 Title. Except for Seller’s Warranties, neither Seller nor any of its Affiliates makes any representation or warranty, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, except by, through and under Seller and its Affiliates, but not otherwise, and Buyer hereby acknowledges and agrees that Buyer has no claim or remedy against Seller or its Affiliates, or their respective successors or assigns, for any defect of title relating to the Assets, including but not limited to any lien, encumbrance, claim, defect in or object to real property title, and the existence or non-existence of any leases, easements or rights-of-way, except those claims or rights against the Assets that arise by, through and under Seller and its Affiliates, but not otherwise.

5.2 Casualty Loss. If (a) a portion of the Assets is damaged or destroyed by fire or other casualty prior to Closing (“Casualty Loss”) and such Casualty Loss is not a Major Casualty Loss, or (b) such Casualty Loss is a Major Casualty Loss but neither Seller nor Buyer elect to terminate this Agreement as permitted in this Section 5.2, then (i) this Agreement will remain in full force and effect and the Parties shall proceed to close the Transaction, without adjustment or reduction to the Purchase Price, (ii) the insurance proceeds shall be paid to Seller to be used and applied as provided in the Lease, and (iii) Seller will commence to repair, restore and/or replace the Assets or part thereof damaged or destroyed by such fire or other casualty as soon as reasonably practicable to substantially the same condition as immediately prior to the Casualty Loss and in a manner consistent with the applicable provisions of the Lease (the “Restoration Operations”), (iv) if the Restoration Operations cannot be completed prior to the

Closing Date but can be completed prior to the Outside Closing Date, the Closing Date shall be automatically extended until the Restoration Operations are complete (but not beyond the Outside Closing Date), and (v) if the Major Casualty Notice indicates that the Restoration Operations cannot be completed by the Outside Closing Date and neither Seller or Buyer terminates the Agreement pursuant to this Section 5.2, then the Outside Closing Date shall be automatically extended until the estimated completion date for the Restoration Operations as set forth in the Major Casualty Notice. If Seller determines in good faith that either (A) the Casualty Loss is greater than Ten Million Dollars ($10,000,000), or (B) the casualty cannot be repaired, restored or replaced prior to the Outside Closing Date (each, a “Major Casualty Loss”), Seller shall so notify Buyer in writing (“Major Casualty Notice”), and either Seller or Buyer may elect to terminate this Agreement by giving written notice of termination to the other Party within five (5) Business Days following the date of Seller’s Major Casualty Notice. Upon any such termination, neither Seller nor Buyer shall have any further rights or obligations hereunder except those which expressly survive termination. Seller shall consult with Buyer regarding any Casualty Loss in excess of Two Million ($2,000,000.00) and consider in good faith any input from Buyer as to whether such Casualty Loss is a Major Casualty Loss prior to making any determination in respect thereof.

5.3 Consents.

(a) Buyer and Seller acknowledge that BLM consent to the assignment of a right of way or easement from BLM is customarily not requested or obtained until after the closing of the actual assignment of such right of way or easement. Buyer and Seller shall use commercially reasonable efforts after Closing to obtain the BLM Consent, through submission of the BLM Request for Consent to Assignment to Buyer in the form attached hereto as Exhibit B, with such changes to such form as may be required by changes in applicable law or regulations after the Effective Date. Buyer shall pay any costs or expenses assessed by BLM in connection with such BLM Request for Consent to Assignment to Buyer.

(b) Prior to Closing, Seller shall request of the BLM that the BLM Easement issued under the Federal Land Policy Management Act be converted to a right-of-way under the Mineral Leasing Act of 1920 (or issue a new right-of-way under the Mineral Leasing Act of 1920 covering the same lands for the same purposes). If such conversion (or new issuance) is not completed by September 1, 2013, Seller shall, as expeditiously as possible, either (i) obtain the written approval of the BLM to Lessee’s use of such BLM Easement pursuant to the Lease, or (ii) obtain an amendment to such BLM Easement to allow such use and the sublease thereof. Such September 1, 2013, date may be extended by Buyer if Seller has demonstrated to Buyer’s reasonable satisfaction that the conversion (or new issuance) is imminent. Seller shall, as expeditiously as possible, take all action the BLM deems necessary or appropriate (including making any such filings, providing such information, materials and documentation and obtaining such approvals, consents and other action as is necessary or appropriate) in connection with the transfer of the BLM Easements to Buyer, the lease of the BLM Easements by Lessee pursuant to the Lease, and the use of such BLM Easements by Lessee pursuant thereto. For purposes of this Agreement, the term “Other BLM Matters” means the issues, matters and obligations under this Section 5.3(b).

(c) Except for the BLM Consent and the Other BLM Matters, if prior to Closing Seller or Buyer discovers a consent necessary for the valid assignment of the Assets, or a portion thereof, required by either (a) the contract or agreement granting or creating Seller’s rights in an Asset component (other than a consent to assignment of the Records or any part of the Records, which shall not be considered an Additional Required Consent) or (b) a law applicable to the transfer of an Asset component from Seller to Buyer hereunder (other than the BLM Request for Consent to Assignment to Buyer) (each, and except for the BLM Consent and the Other BLM Matters (which are governed by subsections (a) and (b), above), an “Additional Required Consent”) such Party shall promptly notify the other of the need for such Additional Required Consent, the Seller shall use commercially reasonable efforts to obtain such Additional Required Consent, and Buyer shall cooperate (without any obligation on Buyer’s part to make any payments or incur any liabilities) with Seller in a commercially reasonable manner. In connection with Seller’s efforts to acquire any Additional Required Consent, “commercially reasonable efforts” may include the payment of reasonable costs and expenses in connection therewith. Unless and until any such Additional Required Consent is obtained, to the extent permitted by applicable law, the Parties will cooperate in good faith to establish an arrangement reasonably satisfactory to Buyer and Seller under which Buyer would obtain the claims, rights and benefits associated with the Assets (or portion thereof) affected by such Additional Required Consents (the “Non-Assignable Assets”) and under which Seller would enforce for the benefit of Buyer any and all claims, rights and benefits of Seller associated with the Non-Assignable Assets against a third party thereto. Nothing in this Section 5.3 shall be deemed to constitute an agreement by Buyer to exclude from the Assets any of the Non-Assignable Assets. Seller will convey such Non-Assignable Assets to Buyer promptly upon receipt of the requisite Additional Required Consents with the Closing Date for such Non-Assignable Assets being adjusted appropriately, but subject in all other respects to the terms and conditions of this Agreement. Buyer and Seller agree, upon the request and at the expense of Buyer, to use commercially reasonable efforts to acquire consent to the assignment of any of the Records for which consent to assignment is required.

5.4 Nerd Farm Mortgage and Nerd Farm Judgment. For each of the Nerd Farm Mortgage and the Nerd Farm Judgment, Seller shall use commercially reasonable efforts to obtain prior to Closing either (a) a subordination to the Nerd Farm Easement, (b) a release, or (c) agreement of the Title Company to issue to Buyer the Nerd Farm Title Policy without exception for the Nerd Farm Mortgage and Nerd Farm Judgment. Upon receipt of any release or subordination, Seller shall cause such releases and subordinations to be recorded in the applicable public records of Sublette County, Wyoming.

ARTICLE VI

CONFIDENTIALITY

6.1 No Disclosure or Use of Confidential Information. Except as permitted in this Agreement, each Party agrees not to disclose the Confidential Information to any other Person not having a need to know such Confidential Information in connection with the evaluation of the Transaction, and to use all reasonable efforts to protect the confidentiality of such Confidential Information. Notwithstanding the foregoing, each Party may disclose Confidential Information to its Representatives; provided that each Party shall obtain an agreement from such Representatives to abide by the Confidentiality Provisions.

6.2 Compelled and Anticipated Disclosure.

(a) If the Recipient Party is requested, through legal or administrative process, to disclose any Confidential Information, the Recipient Party must (a) disclose only that portion of the Confidential Information that the Recipient Party’s legal counsel advises is required to be disclosed, (b) use its reasonable efforts to ensure that the Confidential Information is treated confidentially, (c) notify the Disclosing Party as promptly as possible of the request for disclosure and the items of Confidential Information to be disclosed; and (d) if requested by Disclosing Party, reasonably cooperate with the Disclosing Party, at the Disclosing Party’s expense, in the Disclosing Party’s efforts to limit disclosure of such Confidential Information.

(b) The Parties acknowledge: (i) that Tortoise Capital Resources Corporation changed its name to CorEnergy and CorEnergy will conduct a public offering of its common stock to partially finance the Transaction and (ii) that the public offering will require or make appropriate the public disclosure of certain Confidential Information. In addition, the Parties acknowledge that CorEnergy is subject to the reporting obligations of the Securities Exchange Act of 1934 (the “34 Act”) and, as a result, it will be required or appropriate that CorEnergy make public disclosure of certain Confidential Information on a periodic basis. Further, the Parties acknowledge that the partners of Buyer will be entitled, under state partnership law and Buyer’s partnership agreement, to access to certain Confidential Information. Notwithstanding the foregoing, the Parties agree that neither Buyer nor CorEnergy shall, under any circumstance contemplated in this subparagraph (b), disclose any Proprietary Information in any securities law filing or to any Person who is a Disqualified Person as that term is defined in the Lease.

6.3 Ownership and Return. All Confidential Information will remain the property of the Disclosing Party, and no right or license is granted to the Recipient Party with respect to any Confidential Information. Except as explicitly noted in Section 13.3(f), nothing in this Agreement creates an agency or partnership relationship between the Parties. Upon the request of the Disclosing Party, the Recipient Party agrees to (a) immediately return to the Disclosing Party or destroy all Confidential Information, including copies of the same, and (b) destroy any memoranda, summaries, reports, documents or analyses created by the Recipient Party that contain or are based in any way on the Confidential Information. Upon the Disclosing Party’s request, the fact of any such destruction must be certified in writing to the Disclosing Party by an officer of the Recipient Party. Notwithstanding the foregoing, in the event the Recipient Party is required by federal securities laws to retain certain records, nothing herein shall prevent the Recipient Party from complying with its ordinary records retention policy, and each Recipient Party may retain Confidential Information contained or reflected in materials presented to its board of directors, to the extent required by law, or which would be unreasonably burdensome for it to destroy (such as archived computer records).

6.4 Standstill. The Recipient Party agrees that while it is in possession of material nonpublic information concerning the Disclosing Party, it will not purchase, sell or otherwise engage in any transaction in or related to the securities of: (a) the Disclosing Party, or (b) any entity in which the Disclosing Party has invested or advises and that is the subject of any of the Confidential Information. Each Party confirms that it is familiar with federal and state securities laws concerning material non-public information. Each Party hereby confirms that it will not use the Confidential Information in any manner inconsistent with those laws.

6.5 Attorneys’ Fees. Notwithstanding anything set forth in this Agreement to the contrary, if the Disclosing Party commences a lawsuit or other proceeding against the Recipient Party under this Article VI and successfully enforces any of the provisions of this Article VI or on account of any damages sustained by the Disclosing Party by reason of the Recipient Party’s proven violation of any provisions of this Article VI, the Recipient Party agrees that it will pay, in addition to other costs and damages, the Disclosing Party’s reasonable attorneys’ fees.

6.6 Announcements. Seller and Buyer shall consult with each other with regard to, and shall jointly review prior to issuance, all press releases and other announcements issued on or after the Effective Date concerning this Agreement or the transactions contemplated hereby so as to ensure consistency of description of the Transaction.

6.7 Injunctive Relief. Notwithstanding anything set forth in this Agreement to the contrary, the Recipient Party agrees that if it breaches any provision of this Article VI, the Disclosing Party may suffer irreparable damages and its remedy at law may be inadequate. Therefore, if the Recipient Party breaches this Agreement, the Disclosing Party will be entitled, in addition to the damages provided for in Section 6.5, above, and all other remedies available to it at law or in equity, to seek equitable relief, including specific performance and injunctive relief to enforce any provision hereof and to restrain the Recipient Party from using or disclosing, in whole or in part, directly or indirectly, any Confidential Information.

6.8 Survival. The Parties shall comply with this Article VI until Closing. The actions of the Parties with respect to Confidential Information after Closing shall be governed by the provisions of the Lease. Notwithstanding the foregoing, the rights of the Parties to enforce the provisions of this Article VI for actions taken prior to Closing shall survive Closing. If, for any reason, this Agreement is terminated and Closing does not occur, the provisions of this Article VI shall survive termination of this Agreement for a period of twelve (12) months following the date of such termination.

ARTICLE VII

SELLER’S REPRESENTATIONS

Seller represents and warrants to Buyer as of the Effective Date and as of the Closing Date the following:

7.1 Incorporation/Qualification. Seller is a Wyoming corporation, duly organized, validly existing and in good standing under the laws of the State of Wyoming and is qualified to conduct business in Wyoming.

7.2 Power and Authority. Seller has all requisite power and authority to own the Assets and to carry on its business as presently conducted and to execute and deliver this Agreement and perform its respective obligations under this Agreement. The execution and delivery of this Agreement and consummation of the Transaction and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any material provision of its governing documents or any material provision of any agreement or instrument to which it is a party or by which it is bound or, to Seller’s Knowledge, any judgment, decree, order, statute, rule or regulation applicable to it.

7.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Transaction have been duly and validly authorized by all requisite corporate action on behalf of Seller. This Agreement constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

7.4 Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Buyer shall have any responsibility whatsoever.

7.5 No Bankruptcy. Seller is solvent and will be solvent immediately before and after the Closing. There are no bankruptcy proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller.

7.6 Litigation. There are no actions, suits, or proceedings pending against Seller or any of the Assets in any court or by or before any federal, state, municipal or other governmental agency that would affect Seller’s ability to consummate the Transaction or have a Material Adverse Effect. To Seller’s Knowledge, (a) there are no ongoing governmental investigations or written governmental inquiries pending or threatened in writing against the Assets that would affect Seller’s ability to consummate the Transaction, and (b) there are no actions, suits or proceedings threatened in writing against Seller or any of the Assets that would affect Seller’s ability to consummate the Transaction. Neither Seller nor any of its Affiliates are subject to any outstanding injunction, judgment, settlement, order, decree, ruling or charge that would reasonably be expected to have a Material Adverse Effect.

7.7 Environmental Condition of Assets. To Seller’s Knowledge: (a) the Assets are and have been operated by Seller in material compliance with all Environmental Laws, and all material Environmental Permits have been procured; (b) there are no pending proceedings, and Seller has not received written notice of any threatened proceedings, asserting a violation of Environmental Laws or noncompliance with Environmental Permits against Seller with respect to the Assets or the operation of the Assets by Seller or its Affiliates, and (c) there has been no material release of any Hazardous Substances by Seller or its Affiliates, or by any other Person, on or about the Assets.

7.8 Assets. Ultra Resources operates the Liquids Gathering System for Seller pursuant to the Services Agreement. The Improvements and Personal Property are and have been maintained by Seller or its Affiliates consistent with the standards of a reasonably prudent operator in the area where such Assets are located except to the extent the failure to do so would not have a Material Adverse Effect. Neither Ultra Resources nor Seller has assigned or pledged, in whole or in part, its right, title or interest under any BLM Easement or either Jensen Easement, other than the assignment of such rights from Ultra Resources to Seller. The copies of the BLM Easements and the Jensen Easements furnished or made available to Buyer by Seller are true, correct and complete in all material respects. The BLM Easements and the Jensen Easements are in full force and effect. No material default exists under any of the BLM Easements or either of the Jensen Easements, and to Seller’s Knowledge, no events or conditions exist which, with or without notice or lapse of time or both, would constitute a material default thereunder or result in a termination of any such Easement except to the extent the grantor of any BLM Easement or the Jensen Easements has terminations rights unrelated to any default by the holder or beneficiary of such easement under applicable law or regulations or the express terms of the BLM Easements or the Jensen Easements. No part of the Liquids Gathering System was acquired by Seller or any of its Affiliates using eminent domain proceedings.

7.9 Taxes. To Seller’s Knowledge,

(a) Seller has (i) duly and timely filed or caused to be filed all Tax Returns required to be filed by or with respect to Seller or with respect to the Assets with the appropriate Taxing Authority, and each such Tax Return is complete and correct in all material respects and (ii) paid all Taxes due or claimed to be due by a Taxing Authority (whether or not shown as due on a filed Tax Return) from or with respect to Seller which, in the case of clauses (i) and (ii) above, if unpaid would result in the filing of a lien against the Assets for a material amount of Taxes.

(b) There are not pending any, and Seller has received no written notice of any currently proposed, material adjustments by any Taxing Authority in connection with any Tax Returns relating to the Assets which if unpaid would result in the filing of a lien against the Assets for a material amount of Taxes and no waiver or extension of any statute of limitations as to any federal, state, local or foreign Tax matter relating to the Assets has been given by or requested from Seller with respect to any Tax year.

(c) There are no liens for material Taxes upon any of the Assets except liens for Taxes not yet due and payable.

(d) Seller does not have any liability for any unpaid Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of United States state, local, or foreign Law), as a result of being a member of a consolidated or combined group (other than a consolidated or combined group with a common parent with Seller), as a transferee, by contract, or otherwise.

7.10 Records, Insurance Policies, Services Agreement and Easements. To Seller’s Knowledge, the copies of the Records, the Insurance Policies, the BLM Easements and the Jensen Easements furnished or made available to Buyer are true, correct and complete. To Seller’s Knowledge: (a) no events or conditions exist which, with or without notice or lapse of time, or both, would constitute a default under the Services Agreement, the BLM Easements or the Jensen Easements, (b) neither Seller nor Ultra Resources has canceled, terminated, or modified, or threatened to cancel, terminate, or modify, the Services Agreement, (c) neither the grantor nor Seller nor Ultra Resources has canceled or terminated any of the BLM Easements or the Jensen Easements, (d) neither Seller nor Ultra Resources has threatened to cancel, terminate or modify any of the BLM Easements or the Jensen Easements (except as and to the extent set forth in the Closing Deliveries), (e) BLM has not threatened to cancel, terminate or modify the BLM Easements, and (f) the grantors of the Jensen Easements have not threatened to cancel, terminate or modify the Jensen Easements.

7.11 Compliance with Laws. To Seller’s Knowledge: (a) Seller and its Affiliates are in compliance in all material respects with all applicable laws with respect to ownership, use and operation of the Assets by Seller and its Affiliates, and (b) Seller and its Affiliates have not received written notice from any governmental authority or any other Person alleging a material violation of, or material failure to comply with, any legal requirement applicable to the use, operation and ownership of the Assets by Seller and its Affiliates.

7.12 Governmental Authorizations. To Seller’s Knowledge: (a) Seller or its applicable Affiliates have obtained all material federal, state and local governmental licenses, permits, orders, exemptions, waivers, authorizations, certificates, consents and applications (collectively, “Authorizations”) that are presently necessary or required for the ownership and operation of the Assets, (b) Seller or its applicable Affiliates are in material compliance with all such Authorizations that are presently necessary or required for the ownership and operation of the Assets, and (c) all such Authorizations are in full force and there are no proceedings pending or threatened before any governmental authority that seek the revocation, cancellation, suspension, or adverse modification thereof.

7.13 Bonds, Letters of Credit, Guarantees. To Seller’s Knowledge, Schedule 7.13 identifies the bonds, letters of credit, guarantees, and security deposits posted (or supported) by Seller or any of its Affiliates with respect to the ownership of the Assets.

7.14 Ownership. Neither Seller nor Ultra Resources has transferred, assigned, pledged or conveyed its rights as “grantee” or “holder” under the BLM Easements or the Jensen Easements, other than pursuant to the BLM and Jensen Easements Assignment to Seller. Seller owns the Improvements and Personal Property free and clear of all Liens which secure Indebtedness (other than the Nerd Farm Mortgage and Nerd Farm Judgment) and no Improvements or Personal Property are held under a lease or installment sale contract. To Seller’s Knowledge, there are no condemnation proceedings pending or threatened in writing against any of the Assets. To Seller’s Knowledge, no portion of the Liquids Gathering System is located upon land other than the Land. As noted in Section 4.3, above, (a) Seller owns oil and gas wells, leases, and other related properties in and around the Assets separate and apart from the Liquids Gathering System and the Personal Property; (b) Ultra Resources operates such oil and gas wells, leases, and other related properties and may itself own rights and property in and around the Assets separate and apart from the Liquids Gathering System and the Personal Property; (c) after the Closing, Seller intends to continue to own such oil and gas wells, leases, and other related properties; (d) after the Closing, Ultra Resources intends to continue to operate such oil and gas wells, leases, and other related properties and owns its other rights and property in and around the Assets; and (e) nothing in this Agreement or otherwise gives Buyer or any of its Representatives any right to make inspections or investigations with respect to such operations, oil and gas wells, leases, and other related properties.

7.15 Consents. To Seller’s Knowledge, except for (a) the BLM Consent, (b) the Other BLM Matters (which shall be governed by Section 5.3(b)), and (c) any Additional Required Consent that may be discovered after the Effective Date, the consent of a third party to the transfer or assignment of such Asset component from Seller to Buyer hereunder is not required under any (i) contract or agreement granting or creating Seller’s rights in an Asset component or (ii) law applicable to the transfer of an Asset component from Seller to Buyer hereunder.

7.16 Preferential Rights. To Seller’s Knowledge, no third party holds a preferential purchase right to purchase any Asset.

7.17 Material Agreements. There are no Material Agreements which cover, relate to or are otherwise associated with the ownership or operation of the Assets. For the purposes hereof, “Material Agreements” means any agreements binding on Seller or Ultra Resources, with respect to the ownership or operation of the Liquids Gathering System for which alternative agreements could not be readily procured and which, if terminated, would (i) impair the ability of an operator to operate the Liquids Gathering System or (ii) have an adverse economic impact on Buyer, but in any case “Material Agreements” shall exclude agreements related to the material or product that flows into or flows out of the Liquids Gathering System including, without limitation, leases, operating agreements, and sales or delivery agreements.

7.18 Sufficiency of the Assets. The Assets constitute all of the property and assets that comprise and are necessary for the ownership and operation of the Liquids Gathering System immediately prior to the Effective Date, assuming the existence of (i) the equipment and fixtures attached or connected to the Liquids Gathering System upstream of the inlet flange to each LGS Pipeline Riser and downstream of each LGS Terminus Point and (ii) the material or product that flows into or flows out of the Liquids Gathering System.

7.19 Adverse Change. Except as disclosed on Schedule 7.19, from and including June 30, 2012 through the Effective Date, (i) there has not been any circumstance, condition, event, or state of facts (either singly or in the aggregate) which has had, or reasonably would be expected to have, a Material Adverse Effect for Closing Conditions, and (ii) except for matters relating to the transactions contemplated by this Agreement or described in schedules to this Agreement, the Assets have been operated in the ordinary course of business consistent with past practices of Seller and Ultra Resources. Notwithstanding the foregoing provisions of this Section 7.19, the representation in clause (i) preceding is given only as of the Effective Date and is not made or deemed re-made as of the Closing Date.

7.20 Disclaimers. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT (COLLECTIVELY “Seller’s Warranties”) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING AND, EXCEPT FOR SELLER’S WARRANTIES, THE INTEREST IN THE ASSETS TO BE CONVEYED TO BUYER SHALL BE CONVEYED PURSUANT HERETO WITHOUT (i) ANY WARRANTY, COVENANT OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE RELATING TO TITLE TO THE ASSETS (OTHER THAN BY, THROUGH OR UNDER SELLER), THE CONDITION, QUANTITY, QUALITY, EXISTENCE OF DEFECTS, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR PROPERTY OR ITS FITNESS FOR ANY PURPOSE OR (ii) ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE ASSETS, AND, SUBJECT TO BUYER’S EXPRESS RIGHTS UNDER THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS”, “WHERE IS” CONDITION, “WITH ALL FAULTS”.

7.21 Survival. Seller’s Warranties (a) are made as of the Effective Date, (b) are remade as of the Closing Date (except for the representation in Section 7.19(i)), (c) shall not be deemed to be merged into or waived by the Closing Deliveries, and (d) shall survive Closing only for the Survival Period. If Buyer first learns of a breach of Seller’s Warranties prior to Closing, Buyer’s remedies shall be governed solely and exclusively by Section 11.2. Notwithstanding anything to the contrary in this Agreement, if Buyer elects to proceed to Closing notwithstanding Buyer’s knowledge of the existence of a breach by Seller with respect to any Seller Warranty, Buyer shall be deemed to have waived each such breach and any and all rights and remedies in connection therewith. Seller shall have no liability or obligation to Buyer with respect to the breach of any representation or warranty of which Buyer first learns after Closing unless Buyer delivers written notice to Seller of the alleged breach prior to the end of the Survival Period, which notice must include the information described in clauses (i), (ii) and (iii) of Subsection 14.5(a).

ARTICLE VIII

BUYER’S REPRESENTATIONS

Buyer represents and warrants to Seller as of the Effective Date and as of the Closing Date the following:

8.1 Incorporation and Qualification. Buyer is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and on the Closing Date will be qualified to conduct business in Wyoming.

8.2 Power and Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and perform its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the Transaction and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any material provision of its governing documents or any material provision of any agreement or instrument to which it is a party or by which it is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to it.

8.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Transaction have been duly and validly authorized by all requisite company action on behalf of Buyer. This Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

8.4 Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Seller shall have any responsibility whatsoever.

8.5 No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against Buyer.

8.6 Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer’s knowledge, threatened against it before any governmental authority that impedes or is likely to impede its ability (a) to consummate the Transaction or (b) to assume the obligations and liabilities to be assumed by it under this Agreement.

8.7 Buyer’s Evaluation. Buyer has made a complete and thorough investigation and examination of the Assets and the Transaction, employing the levels of due diligence as Buyer has elected to perform in its sole and absolute discretion. To the extent Buyer does not currently have available its own employees who are competent to conduct such examinations and inspections, Buyer has retained such consultants, independent contractors and other professional advisors as necessary to enable it to complete its due diligence and investigation of the Assets and the Transaction as Buyer determines is necessary in its sole and absolute discretion. Except for the Seller Warranties, Buyer acknowledges and agrees that Seller has not made any other representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the information supplied by Seller or any other information relating to the Assets or the Transaction furnished or to be furnished to Buyer or its representatives by or on behalf of Seller, including without limitation any estimate of the value of the Assets or reserves or any projections as to future events. Buyer acknowledges and affirms that it has relied on and will rely solely on the terms of this Agreement and upon its own independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this Transaction including, without limitation, its estimate and appraisal of the extent, condition and value of the Assets. Buyer and its Representatives have been given opportunities to examine the Assets and the books and records relating to the ownership of the Assets.

8.8 Loan Documents and Ownership Documents and Information. Prior to the Effective Date, Buyer has furnished to Seller (a) true, correct and complete copies of the documents which will be executed in connection with the Closing to evidence and secure the loan to be made to finance a portion of Buyer’s acquisition of the Property (collectively, the “Loan Documents”), (b) true, correct and complete copies of the organizational documents for Buyer (including, without limitation, the Amended and Restated Limited Partnership Agreement of Pinedale Corridor, LP, of even date herewith and the Certificate of Limited Partnership for Pinedale Corridor, LP, executed on November 30, 2012 and filed with the Delaware Secretary of State on December 3, 2012, and for the general partner of Buyer, and (c) the identity of each partner of Buyer at Closing as well as information regarding the financial contribution of each partner of Buyer at Closing (collectively, the “Ownership Documents and Information”).

8.9 No Buyer Factual Default Under the Lease or Equity Investment Agreement. There are no facts in existence with respect to Buyer, CorEnergy, the Loan Documents or the Ownership Documents and Information which would result in a material breach, default or failure of performance under the Lease or the Equity Investors Agreement, upon execution of such documents at Closing.

8.10 Survival. Buyer’s representations and warranties under this Agreement (collectively, the “Buyer Warranties”) (a) are made as of the Effective Date, (b) are remade as of the Closing Date, (c) shall not be deemed to be merged into or waived by the Closing Deliveries, and (d) shall survive Closing only for the Survival Period. If Seller first learns of the breach prior to Closing, Seller’s remedies shall be governed solely and exclusively by Section 11.2. Notwithstanding anything to the contrary in this Agreement, in the event Seller elects to proceed to Closing notwithstanding Seller’s knowledge of the existence of a breach by Buyer with respect to any Buyer Warranties, Seller shall be deemed to have waived each such breach and any and all rights and remedies in connection therewith. Buyer shall have no liability or obligation to Seller with respect to the breach of any representation or warranty of which Seller first learns after Closing unless Seller delivers written notice to Buyer of the alleged breach prior to the end of the Survival Period, which notice must include the information described in clauses (i), (ii) and (iii) of Subsection 14.5(a).

ARTICLE IX

COVENANTS AND AGREEMENTS

9.1 Conduct of Business.

(a) Operations before Closing. Except as provided in this Agreement, during the period from and including the Effective Date until the Closing Date (the “Interim Period”), Seller shall, in all material respects: (i) operate or cause its Affiliates to operate the Assets in the ordinary course and in a manner substantially consistent with past practices; (ii) use commercially reasonable efforts to preserve or cause its Affiliates to preserve intact the Assets in a manner consistent with past practices, except for fire or other casualty; (iii) use commercially reasonable efforts to operate its business and maintain the Assets in accordance with all applicable laws; and (iv) use commercially reasonable efforts to manage its relationships with agents, vendors, lessors, contractors, suppliers, and customers in a manner which would reasonably be expected to result in operations of the Assets by Seller and its Affiliates in the ordinary course and in a manner substantially consistent with past practices. During the period following the Effective Date and until Closing, upon Seller’s Knowledge thereof, Seller shall promptly notify Buyer of any events or circumstances which would cause any of Seller’s Warranties to be untrue or inaccurate in any material respect.

(b) Activities During Interim Period. As noted in Section 4.3 hereof, Seller and Ultra Resources are engaged in oil and gas development activities in and around the Assets. Those oil and gas development activities will continue during the Interim Period, and Buyer agrees and acknowledges that nothing in this Agreement, including in this Article IX, limits or is intended to limit Seller and/or Ultra Resources from engaging in these oil and gas development activities to the extent either Seller or Ultra Resources or both of them deem beneficial to Seller and/or Ultra Resources. Without limiting the generality of the foregoing, however, Seller agrees that, during the Interim Period, without the prior written consent of Buyer, Seller shall:

(i) Not sell, transfer, lease, encumber, or create a Lien on, exchange, or otherwise dispose of any of the Assets (other than the sale of worn-out or obsolete equipment, spare parts, or minor or insignificant Assets) in a manner which would cause Seller’s Warranties under Section 7.14 hereof to be untrue or incorrect;

(ii) manage and maintain all Authorizations with respect to the ownership and operation of the Assets in the ordinary course and in a manner consistent with past practices;

(iii) not grant in favor of any Person a preferential purchase right to purchase any Assets;

(iv) not remove from the Liquids Gathering System any material portion of the Liquids Gathering System except for replacement, substitution or upgrades of the Liquids Gathering System in the ordinary course of Seller’s operations and except such as would not diminish the operational capability of the Liquids Gathering System as it existed on the Effective Date; or

(v) not agree, whether in writing or otherwise, to do any of the foregoing.

9.2 Insurance. During the Interim Period, Seller shall maintain liability insurance generally similar to that under the Insurance Policies in effect on the Effective Date and in accordance with the corporate practices of Ultra Resources and its Affiliates and will maintain worker’s compensation insurance in substantial compliance with applicable law.

9.3 Loan Documents, Ownership Documents and Information, Financial Resources, Buyer’s Warranties. Buyer shall use commercially reasonable efforts to secure the financial resources to close the Transaction as and when required by this Agreement, to make the Buyer Closing Payments at Closing and to perform its obligations under this Agreement and the Buyer Closing Deliveries on the Closing Date. Buyer shall not revise, amend, terminate, restate, or supplement, or permit the revision, amendment, termination, restatement or supplement, in any material respect of, (a) the Loan Documents the forms of which were delivered to Seller prior to the Effective Date or (b) any of the Ownership Documents and Information, the forms of which were delivered to Seller prior to the Effective Date. Buyer shall not take or refrain from taking any action, or permit its Affiliates to take or refrain from taking any action, which would result in a material breach, default or failure of performance under the Lease or the Equity Investors Agreement with respect to Buyer or its direct or indirect owners or its Affiliates upon execution of the Lease and the Equity Investors Agreement at Closing. During the Interim Period, upon acquiring knowledge thereof, Buyer shall promptly notify Seller of any events or circumstances which would cause any of Buyer’s Warranties to be untrue or inaccurate in any material respect.

9.4 Further Assurances. Subject to the terms and conditions of this Agreement, during the Interim Period, each Party will use commercially reasonable efforts to take, or cause to be taken, and cause its applicable Affiliates to take and cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable law or otherwise, to consummate the Transaction. The Parties agree to execute and deliver such other documents, certificates, agreements, and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transaction hereof, in a manner consistent with the terms of this Agreement.

9.5 Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, investment and equity advisors, real estate and other brokers and agents, and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the Party (or their applicable Affiliate) incurring such fee or expense. The provisions of this Section 9.5 shall survive termination of this Agreement and Closing.

9.6 PSA Guaranties. Contemporaneous with execution of this Agreement by the Parties (a) Seller shall cause Ultra Petroleum to execute and deliver to Buyer the Seller PSA Guaranty, and (b) Buyer shall cause CorEnergy to execute and deliver to Seller the Buyer PSA Guaranty.

9.7 Survival The covenants and agreements of the Parties under Sections 9.1 and 9.2 shall survive Closing only for the Survival Period. If Buyer first learns of a breach by Seller of these covenants and agreements prior to Closing, Buyer’s remedies shall be governed solely and exclusively by Section 11.2. Notwithstanding anything to the contrary in this Agreement, if Buyer elects to proceed to Closing notwithstanding Buyer’s knowledge of the existence of a breach by Seller with respect to any of such covenants and agreements, Buyer shall be deemed to have waived each such breach and any and all rights and remedies in connection therewith. If Seller first learns of the breach prior to Closing, Seller’s remedies shall be governed solely and exclusively by Section 11.1. Notwithstanding anything to the contrary in this Agreement, in the event Seller elects to proceed to Closing notwithstanding Seller’s knowledge of the existence of a breach by Buyer with respect to any such covenant or agreement, Seller shall be deemed to have waived each such breach and any and all rights and remedies in connection therewith. All liability or obligation of any Party with respect to the breach of any covenant or agreement under this Article IX shall lapse and be of no further force or effect with respect to any matters not described in a written notice delivered to such Party by the other Party on or prior to the end of the Survival Period, which notice must include the information described in clauses (i), (ii) and (iii) of Subsection 14.5(a). Notwithstanding anything to the contrary in this Agreement, (a) the obligations of Seller under Section 9.4 shall survive so long as Lessee or any of its Affiliates is the lessee under the Lease, and (b) the obligations of Buyer under Section 9.4 shall survive so long as Buyer or any of its Affiliates is the lessor under the Lease.

ARTICLE X

TAX MATTERS

10.1 Apportionment of Property Tax Liability. “Property Taxes” means all ad valorem and property taxes and obligations assessed by a Taxing Authority against the Assets or based upon the ownership of the Assets, but excluding income, franchise or similar taxes. All Property Taxes assessed against the Assets shall be prorated between Buyer and Seller as of the end of the Closing Date for all taxable periods that include the Closing Date. Accordingly, (a) Buyer shall be responsible for all Property Taxes assessed against the Assets that are attributable to the period of time after the Closing Date and (b) Seller shall be responsible for all Property Taxes assessed against the Assets that are attributable to the period of time prior to and ending on the Closing Date. Such proration shall, initially, be based on the most recent Property Tax statements received by Seller or available from the applicable taxing authority as of the Closing Date. Following the Closing Date, each Party shall, upon request of the other Party, immediately reimburse the other Party for any such Property Taxes for which said Party is responsible but have been paid by the other Party.

10.2 Property Tax Reports and Returns. Seller agrees to file all Tax Returns required to be filed by Seller, applicable to the ownership of the Assets, for all Property Taxes related to the Assets attributable to the period of time before the Closing Date. Buyer agrees to file all Tax Returns applicable to ownership of the Assets for all Property Taxes related to the period of time on and after the Closing Date. The Parties will cooperate with each other after the Closing Date in connection with audits and other proceedings with respect to Property Taxes relating to the ownership of the Assets.

10.3 Sales Taxes. Buyer shall be liable for and shall indemnify Seller for, any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes (including any related interest, penalties or legal costs) that may be imposed on any transfer of the Assets pursuant to this Agreement. If required by applicable law, Seller shall, in accordance with applicable law, calculate and remit any sales or similar taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall promptly reimburse Seller therefor. If Seller receives notice that any sales and/or use taxes are due, Seller shall promptly forward such notice to Buyer for handling.

10.4 Federal Tax Reporting. Buyer and Seller will comply, to the extent required pursuant to the procedural requirements of Section 1060 of the Code and the Treasury Regulations promulgated thereunder, with respect to the allocation of the Purchase Price among the Assets. Buyer and Seller agree that they will not take any Tax position inconsistent with allocations made in this Agreement, if any; provided, however, that (a) Buyer’s cost for the Assets may differ from the total amount allocated thereunder to reflect Buyer’s capitalized transaction costs so allocated, and (b) Seller’s amount realized on the sale of the Assets may differ from the total amount so allocated to reflect Seller’s transaction costs that reduce the amount realized. The Parties will promptly inform one another of any challenge by any Taxing Authority to any allocation made pursuant to this Section 10.4 and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

10.5 Like Kind Exchange. Seller may desire to have its transfer of one or more of the Assets to Buyer qualify as a deferred like kind exchange within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended. Further, either Seller or Buyer may desire to effectuate a deferred like kind exchange through the use of an intermediary in the manner described in Treas. Reg. Section 1.031(k)1(g)(8), example 4 or other applicable provisions. Each party shall reasonably cooperate with the other Party in effectuating such a deferred like kind exchange through the use of such an intermediary, including consenting to an assignment of any or all of the exchanging Party’s rights under this Agreement to an intermediary. Such other Party, however, shall have no obligation to locate, contract for or take title to any property that the exchanging Party may wish to buy or to incur any cost, expense, indebtedness, liability or other obligation of any kind as a part of such other Party’s agreement to reasonably cooperate.

ARTICLE XI

CONDITIONS PRECEDENT TO CLOSING

11.1 Seller’s Conditions Precedent. The obligations of Seller at the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent (collectively, the “Seller’s Conditions”):

(a) (i) The representations and warranties of Buyer made in this Agreement will be true and correct in all material respects as of the Closing Date, as if remade on the Closing Date (without duplication of any materiality qualifiers within the representations and warranties themselves); and (ii) Buyer shall have performed or complied in all material respects with all of the covenants and agreements required of Buyer or its Affiliates under this Agreement to be performed at or prior to Closing;

(b) No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the Transaction and that remains in effect at the time of Closing;

(c) No Additional Required Consent, which has not been obtained, would cause Closing of the Transaction to be in violation of applicable law which would result in (i) criminal liability to Buyer or Seller or (ii) a material civil fine or penalty to Buyer or Seller;

(d) Buyer shall have delivered at Closing all Buyer Closing Deliveries and have paid all Buyer Closing Payments unless Buyer’s failure to deliver the Buyer Closing Deliveries and pay the Buyer Closing Payments results from Buyer’s termination of this Agreement as a result of its termination rights under Section 11.2 below as a result of a failure of Buyer’s Conditions; and

(e) There shall not have occurred any event or circumstance giving rise to a Material Adverse Effect for Closing Conditions which event or circumstance first occurred after the Effective Date.

Notwithstanding anything set forth in this Agreement to the contrary, if any Seller’s Condition has not been satisfied by the Closing Date, then Seller may, as Seller’s sole and exclusive remedy with respect to such Seller’s Condition, either (1) terminate this Agreement, in which case the Parties shall have no further rights or obligations hereunder except those which expressly survive termination, or (2) proceed to Closing, in which case such Seller’s Condition shall be deemed to be waived for all purposes, or (3) with respect to a failure of Seller’s Condition set forth in subsection (c), above, bring suit for specific performance.

11.2 Buyer’s Conditions Precedent. The obligations of Buyer at the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent (collectively, the “Buyer’s Conditions”):

(a) (i) The representations and warranties of Seller made in this Agreement will be true and correct in all material respects as of the Closing Date, as if remade on the Closing Date (without duplication of any “materiality” qualifiers in the representations and warranties themselves); and (ii) Seller shall have performed or complied in all material respects with all of the covenants and agreements required of Seller or its Affiliates under this Agreement to be performed at or prior to Closing;

(b) No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the Transaction and that remains in effect at the time of Closing;

(c) No Additional Required Consent, which has not been obtained, would cause Closing of the Transaction to be in violation of applicable law which would result in (i) criminal liability to Buyer or Seller or (ii) a material civil fine or penalty to Buyer or Seller.

(d) Buyer shall have received funds sufficient to enable it to pay the Purchase Price through the combination of capital contributions to the Buyer by one or more of its equity investors, debt financing, and the completion of an equity offering by the parent of the general partner of the Buyer unless such failure results from a failure of performance by Buyer of Section 9.3 of this Agreement;

(e) Seller shall have delivered at Closing all Seller Closing Deliveries unless Seller’s failure to deliver the Seller Closing Deliveries results from Seller’s termination of this Agreement as a result of its termination rights under Section 11.1 above as a result of a failure of Seller’s Conditions; and

(f) There shall not have occurred any event or circumstance giving rise to a Material Adverse Effect for Closing Conditions which event or circumstance first occurred after the Effective Date.

Notwithstanding anything set forth in this Agreement to the contrary, if any Buyer’s Condition has not been satisfied by the Closing Date, then Buyer may, as Buyer’s sole and exclusive remedy with respect to such Buyer’s Condition, either (1) terminate this Agreement, in which case the Parties shall have no further rights or obligations hereunder except those which expressly survive termination, or (2) proceed to Closing, in which case such Buyer’s Condition shall be deemed to be waived for all purposes or (3) with respect to a failure of Buyer’s Condition set forth in subsection (d), above, bring suit for specific performance.

ARTICLE XII

RIGHT OF TERMINATION

12.1 Termination. This Agreement may be terminated in accordance with the following provisions:

(a) by mutual written consent of Seller and Buyer, in which case this Agreement shall terminate and the Parties shall have no further rights or obligations hereunder except those which expressly survive termination;

(b) as otherwise expressly provided in this Agreement including Section 5.2 and Article XI hereof; or

(c) if the Closing has not occurred by the Outside Closing Date and neither Buyer nor Seller is entitled to enforce specific performance of this Agreement pursuant to the terms of Article XI hereof, in which case this Agreement shall terminate and the Parties shall have no further rights or obligations hereunder except those which expressly survive termination.

ARTICLE XIII

CLOSING

13.1 Date of Closing. The “Closing” will be held on December 14, 2012, or on such other date as Buyer and Seller mutually agree in writing, but in any event on or before the Outside Closing Date (the “Closing Date”).

13.2 Time and Place of Closing. The Closing shall be held at the offices of Seller’s counsel in Houston, Texas beginning at 9:00 a.m. Central Standard Time, or at such other time and place as Buyer and Seller may agree in writing.

13.3 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller shall execute and deliver, or cause to be executed and delivered, to Buyer the Seller Closing Deliveries;

(b) Buyer shall deliver the Purchase Price to the account at a bank designated by Seller in Current Funds, or by such other method as agreed to by the Parties, and Buyer shall pay the Taxes required to be paid by Buyer in connection with the Closing under Section 10.3 of this Agreement and Buyer shall pay the other Buyer Closing Payments as required hereby;

(c) Buyer shall execute and deliver, or cause to be executed and delivered, to Seller the Buyer Closing Deliveries and pay the Buyer Closing Payments;

(d) Seller shall deliver to Buyer copies of all additional consents obtained prior to Closing pursuant to Section 5.3 of this Agreement;

(e) Seller and Buyer shall cause the following documents (collectively, the “Recorded Documents”) to be recorded in the applicable real estate records of Sublette County, Wyoming (the “Real Estate Records”), in the following order: the BLM Easement Assignment to Buyer to be recorded in the Real Estate Records, the Partial Assignment of Jensen Easements to Buyer, the Nerd Farm Easement, the Memo of Lease, and any Loan Documents required to be recorded in the Real Estate Records, and Buyer shall pay all fees and costs for such recording;

(f) Seller, as agent for Buyer for this limited purpose, shall deliver to BLM and provide to Buyer (i) the BLM Easement Assignment to Buyer which is not a Recorded Document and (ii) the BLM Request for Consent to Assignment to Buyer, and Buyer shall pay all fees and costs for such filing; and

(g) Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE XIV

ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION

14.1 Seller’s Retention of Liabilities and Obligations. Upon Closing Seller retains all claims, costs, expenses, liabilities and obligations accruing or relating to (a) the failure or inability of the Parties to obtain any Additional Required Consent prior to Closing and the implementation of the arrangements in lieu thereof contemplated by Section 5.3 (excluding costs to Buyer allocated to Buyer under this Agreement), (b) any injury or death attributable to or occurring on the Assets prior to the Closing Date; (c) any Tax liability or lien resulting therefrom in connection with the Assets with respect to any period prior to the Closing Date, and (d) any other Losses that arise, accrue in respect of are otherwise attributable to the Assets prior to the Closing Date (collectively, the “Retained Liabilities”). This Section 14.1 is for the sole benefit of Buyer and no other party shall be entitled to rely hereon. Specifically, and without limitation, Seller’s retention of any Retained Liabilities hereunder is not intended to and shall not be deemed to be an admission of liability to any third party by Seller. The provisions of this Section 14.1 are independent of, and are not intended to cover, liability with respect to Hazardous Substances and with respect to or arising under Environmental Laws, which is the subject solely of Section 14.2.

14.2 Environmental Indemnification. Subject to Sections 14.4, 14.5, 14.6, 14.7 and 14.8 of this Agreement, Seller shall indemnify, save and hold harmless Buyer, its officers, directors, employees and agents, from and against Losses for violations of Environmental Laws and releases of Hazardous Substances associated with Seller’s and its Affiliates operations of the Assets prior to the Closing Date where such use was not in conformance with Environmental Laws at the time the environmental conditions arose provided, however, Buyer shall not affirmatively cause a third party to issue a claim unless required to do so under applicable law. The provisions of this Section 14.2 are independent of the provisions of Section 14.1 and Section 14.3(a). The provisions of this Section 14.2 are the only provisions of this Article XIV that address Hazardous Substances and Environmental Laws.

14.3 Indemnification. For the purposes of this Article XIV, “Loss” or “Losses” means (i) any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related directly or indirectly or reasonably incident to matters indemnified against, excluding however any special, consequential, punitive or exemplary damages, loss of profits, any Loss incurred as a result of the indemnified party indemnifying a third party, or diminution in value of the Assets unless caused directly and exclusively by Seller or an Affiliate of Seller and (ii) in respect of the Buyer, any amounts that the Buyer receives for such matters under the Lease. After the Closing, the Parties shall indemnify each other as follows:

(a) Seller’s Indemnification of Buyer. Seller assumes all risk, liability, obligation and Losses in connection with, and shall indemnify, save and hold harmless Buyer, its officers, directors, employees and agents, from and against all Losses which arise from or in connection with (i) the Retained Liabilities, (ii) claims asserted against Buyer or the Assets under the Nerd Farm Mortgage or the Nerd Farm Judgment as to either or both if included as an exception to title in the Nerd Farm Title Policy, (iii) any matter for which Seller has agreed to indemnify

Buyer under this Agreement, and (iv) any breach of representations, warranties, covenants, or agreements by Seller under this Agreement which are not waived or deemed waived under Sections 5.1, 7.20, 7.21, or 11.2 of this Agreement or this Article XIV of this Agreement. The provisions of this Section 14.3(a) are independent of, and are not intended to cover, liability with respect to Hazardous Substances and with respect to or arising under Environmental Laws, which is the subject solely of Section 14.2. The Seller’s obligations under this Section 14.3(a) are limited as provided in Section 14.4.

(b) Buyer’s Indemnification of Seller. Buyer assumes all risk, liability, obligation and Losses in connection with, and Buyer shall indemnify, save and hold harmless Seller, its officers, directors, employees and agents, from and against all Losses which arise from or in connection with (i) any matter for which Buyer has agreed to indemnify Seller under this Agreement, and (ii) any breach of representations, warranties, covenants, or agreements by Buyer under this Agreement which are not deemed waived or deemed waived under Sections 8.10 and 11.1 of this Agreement or this Article XIV of this Agreement. The Buyer’s obligations under this Section 14.3(b) are limited as provided in Section 14.4.

(c) Release. Buyer shall be deemed to have released Seller at the Closing from any Losses for which Buyer has agreed to indemnify Seller hereunder, and Seller shall be deemed to have released Buyer at the Closing from any Losses for which Seller has agreed to indemnify Buyer hereunder.

(d) Express Negligence. Buyer understands and agrees that Buyer’s indemnity obligations under this Article XIV include and cover indemnification for certain claims arising from its indemnitee’s negligence, as and to the extent provided herein. Seller understands and agrees that Seller’s indemnity obligations under this Article XIV include and cover indemnification for certain claims arising from its indemnitee’s negligence, as and to the extent provided herein.

14.4 Survival.

(a) The indemnity and other obligations of the Parties contained in Sections 14.1 (a), (b) and (d), and 14.3(a)(i), (iii) and (iv) and (b) of this Agreement shall survive Closing only for the Survival Period.

(b) The indemnity and other obligations of the Parties contained in Section 14.1(c) of this Agreement shall survive Closing until the statute of limitations for such matters expires.

(c) The indemnity and other obligations of the Parties contained in Section 14.2 of this Agreement shall survive Closing until the fourth anniversary of the termination of the Lease.

(d) All liability or obligation of any Party with respect to any indemnity or other obligation contained in Sections 14.1, 14.2, or 14.3(a)(i), (iii) or (iv) or (b) of this Agreement shall lapse and be of no further force or effect with respect to any matters not described in reasonable detail in a Claim Notice delivered to such Party by the other Party on or prior to the end of the applicable period described in Sections 14.4(a), (b) or (c).

(e) The provisions of Sections 14.3(a)(ii), (c) and (d), 14.4, 14.5, 14.6, 14.7, 14.8, 14.9 and 14.10 shall survive termination of this Agreement and Closing without limitation.

14.5 Procedure. The indemnifications contained in this Article XIV shall be implemented as follows:

(a) Claim Notice. The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which, to be effective, must state: (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within 30 days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs; provided, however, that any objection to the Claim Notice by the Indemnifying Party must be provided to the Indemnified Party within 15 days of receipt of the Claim Notice and any undisputed portion of the Claim paid within 30 days of receipt of the Claim Notice, or the Indemnifying Party waives its right to protest the Claim.

(b) Information. Within 60 days after the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Agreement (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within 60 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice. No settlement of a Claim can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnifying Party thereafter for investigation or defense of the matter shall be borne by the Indemnifying Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter. In the absence of such an election to assume control by the Indemnifying Party, the Indemnified Party will use commercially reasonable efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Article XIV applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense. If such a Claim requires immediate action, the Parties agree to cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

14.6 No Insurance; Subrogation. The indemnifications provided in this Agreement shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves, their successors or assigns including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from their respective insurers.

14.7 Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any Person not a Party to this Agreement for any obligations or liabilities that may be incurred with respect to the Assets. For purposes of this Section 14.7 only, Ultra Resources and CorEnergy shall be deemed to be Parties to this Agreement.

14.8 Consequential Damages. Notwithstanding anything set forth in this Agreement, Buyer and Seller, on behalf of themselves and their respective Affiliates, expressly waive any and all rights to consequential, special, incidental, punitive, or exemplary damages and loss of profits resulting from a breach of this Agreement, including under or with respect to any indemnifications required hereby, and agree that the indemnifications set forth herein shall not include or cover any consequential, special, incidental, punitive, or exemplary damages or loss of profits. Nothing in this Section 14.8 shall constitute a waiver by any Party to a claim under this Article XIV with respect to diminution in value to the extent diminution in value is expressly included in the definition of the “Losses” covered by the Section of this Article under which the claim is made.

14.9 No Derivative Liability. Notwithstanding anything set forth in this Agreement, the Closing Deliveries or otherwise, no direct or indirect (through tiered ownership or otherwise) advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, partner, member, owner, investor, representative or agent of a Party or its applicable Affiliates shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any Closing Deliveries or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and the other Party and its successors and assigns and, without limitation, all other persons and entities, shall look solely to the assets of such Party (or, if expressly applicable, the assets of such Party’s Affiliate) for the payment of any claim or for any performance, and each other Party, on behalf of itself and its successors and assigns, hereby waive any and all such personal liability. Nothing in this Section 14.9 is intended or shall be deemed to impair or limit the liability of any Person under the Seller PSA Guaranty, the Buyer PSA Guaranty, the Lessee Lease Guaranty, the Resources Guaranty or the Lessor Lease Guaranty.

14.10 Attorneys’ Fees. If it shall be necessary for any Party to this Agreement to employ an attorney to enforce its rights pursuant to this Agreement, the non-prevailing Party shall reimburse the prevailing Party for its reasonable attorneys’ fees and the reasonable attorneys’ fees of the prevailing Party’s applicable Affiliates, if any, in such proceeding.

ARTICLE XV

MISCELLANEOUS

15.1 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the Transaction shall be paid by the Party incurring the same, including without limitation, engineering, land, title, legal and accounting fees, costs and expenses. This Section 15.1 shall survive termination of this Agreement and Closing.

15.2 Notices. All notices and communications required or permitted under this Agreement (a “Notice”) shall be in writing and addressed as set forth below. Any Notice shall be deemed to have been duly made and the receiving Party charged with notice (a) if personally delivered, or sent by registered or certified Mail, or nationally recognized overnight courier, when received; (b) if sent by facsimile, upon receipt by the sending party of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number; and (c) if the addressee rejects or otherwise refuses to accept the Notice, or if the Notice cannot be delivered because of a change in address for which no Notice was given, then upon the rejection, refusal, or inability to deliver the Notice; provided, however, that if a Notice is sent by facsimile, the party sending the Notice also must send, on the date that the facsimile is sent, a confirmation copy of the Notice (including the acknowledgement/transmission report described above) by one of the other methods set forth in this Section. All Notices shall be addressed as follows:

If to Seller:

Ultra Wyoming, Inc.

400 N. Sam Houston Parkway E. Suite 1200

Houston, Texas, 77060

Attention: Marshall D. Smith, Senior Vice President and Chief Financial Officer

Telecopy No.: 281-876-2831

With a copy to:

Ultra Wyoming, Inc.

400 North Sam Houston Parkway East, Suite 1200

Houston TX 77060

Attention: Legal Department

Telecopy No.: 281-876-2831

If to Buyer:

Pinedale Corridor, LP

4200 W. 115th Street, Suite 210

Leawood, KS 66211

With a copy to:

Husch Blackwell LLP

4801 Main Street, Ste. 1000

Kansas City, MO 64112

Attn: Steven F. Carman

Telecopy No.: 816-983-8080

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

15.3 Amendments. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

15.4 Assignment. Neither Party may assign all or any portion of its rights or delegate all or any portion of its duties hereunder without the prior written consent of the other Party. Any assignment or delegation made in violation of this Section 15.4 shall be null and void. In the event a Party consents in writing to the other Party’s assignment or delegation of its rights or duties hereunder, the assigning or delegating Party shall not be released from any of its liabilities or obligations hereunder, and no such assignment or delegation shall increase the burden on the non-assigning or non-delegating Party, and the non-assigning or non-delegating Party may continue to look to the assigning or delegating Party for all purposes under this Agreement.

15.5 Counterparts/PDF and Fax Signatures. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. PDF and facsimile signatures shall be considered binding. The Parties agree to exchange originally executed counterparts of this Agreement within three (3) Business Days of the request of a Party hereto.

15.6 GOVERNING LAW; JURISDICTION, VENUE; JURY WAIVER. THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS AND ANY DISPUTE RESOLUTION CONDUCTED PURSUANT HERETO AND THERETO SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS EXCEPT AS MAY OTHERWISE BE REQUIRED FOR REAL PROPERTY ISSUES UNDER THE CONFLICT OF LAWS PRINCIPLES OF WYOMING. THE PARTIES IRREVOCABLY AGREE THAT ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS. BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION, SUIT OR PROCEEDING. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

15.7 Entire Agreement. Except for the Confidentiality Agreement, this Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

15.8 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

15.9 No Third-Party Beneficiaries. This Agreement is intended to benefit only the Parties hereto and their respective permitted successors and assigns. This Section 15.9 shall survive termination of this Agreement and Closing.

15.10 Time of the Essence. It is expressly agreed by the Parties hereto that time is of the essence with respect to this Agreement and the obligations and duties of the Parties hereunder.

15.11 Business Day. In the event that any event hereunder is to occur, or a time period is to expire, on a date which is not a Business Day, such event shall occur or such time period shall expire on the next succeeding Business Day.

15.12 No Recordation of Agreement. In no event shall this Agreement or any memorandum hereof be recorded in the public records of any place in which all or any part of the Property is situated, and any such recordation or attempted recordation shall constitute a material breach of this Agreement by the Party responsible for such recordation or attempted recordation. The provisions of this Section 15.12 shall survive termination of this Agreement and Closing.

15.13 No Waiver. Except as and to the extent expressly provided herein, (a) the failure of any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed as a waiver of any of such provisions, or the right of any party thereafter to enforce each and every such provision, and (b) no waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

15.14 Waiver of Trial by Jury. NEITHER SELLER NOR BUYER SHALL HAVE THE RIGHT TO SEEK A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND EACH WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE TERMS OF THIS AGREEMENT OR ANY CLOSING DELIVERY, THE TRANSACTION CONTEMPLATED HEREBY, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. ANY PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH PARTY HERETO. This Section 15.14 shall survive termination of this Agreement and Closing.

15.15 Further Assurances. In furtherance of the provisions of this Agreement, Buyer agrees to take and cause its Affiliates to take, and Seller agrees to take and cause its Affiliates to take, such commercially reasonable further actions and to execute, deliver and file such further reasonable documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement, but only if such actions and documents are consistent with the terms of this Agreement and do not expand or otherwise vary from the obligations and liabilities of such Persons under this Agreement and the Closing Deliveries. Any and all such documents and instruments shall be prepared by, or at the direction of, the requesting Party, at the requesting Party’s sole cost and expense, and shall be in form and substance reasonably acceptable to the other Party. This Section 15.15 shall survive Closing.

[Remainder of Page Intentionally Blank Signature Pages Follow]

Executed as of the Effective Date.

SELLER:

ULTRA WYOMING, INC., a Wyoming corporation

By:	/s/ Marshall D. Smith
Marshall D. Smith, Senior Vice President and Chief Financial Officer

BUYER:

PINEDALE CORRIDOR, LP,
a Delaware limited partnership

By:	PINEDALE GP, INC.,
a Delaware corporation,
its sole general partner

	By:	/s/ Richard C. Green
Richard C. Green, Chairman

FIRST AMENDMENT TO

LIQUIDS GATHERING SYSTEM

SUBLETTE COUNTY, WYOMING

PURCHASE AND SALE AGREEMENT

This First Amendment to Liquids Gathering System Sublette County, Wyoming Purchase and Sale Agreement (this “Amendment”) is made as of December 12, 2012 (“Effective Date”), by and between ULTRA WYOMING, INC., a Wyoming corporation (“Seller”) whose address is 400 N. Sam Houston Parkway E., Suite 1200, Houston, Texas 77060, and PINEDALE CORRIDOR, LP, a Delaware limited partnership (“Buyer”) whose address is 4200 W. 115th Street, Suite 210, Leawood, Kansas 66211. Seller and Buyer may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

The Parties have entered into a Liquids Gathering System Sublette County, Wyoming Purchase and Sale Agreement dated as of December 7, 2012 (the “Agreement”) pursuant to which Buyer agreed to purchase, and Seller agreed to sell and convey, the Assets.

Section 3.1 of the Agreement provides that Buyer agrees to pay to Seller the Purchase Price at Closing in Current Funds.

The Parties desire to amend Section 3.1 of the Agreement and make certain additional representations and warranties and agreements, as set forth herein.

AGREEMENT

In consideration of the mutual promises, covenants and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows.

1. The Second Sentence of Section 3.1 of the Agreement shall be deleted and replaced with the following: “If the transaction contemplated by the Transaction Documents (“Transaction”) closes, Buyer agrees to pay to Seller the Purchase Price at Closing as follows: (i) $205,000,000 in Current Funds; and (ii) the transfer to Seller of 1,050,420 common units of NGL Energy Partners, LP (the “Units”) currently held by Buyer, free of any Liens or encumbrances.

2. Seller acknowledges that the Units are “restricted securities” under the federal securities law and are, as a result, currently subject to limitations on transfer. Seller further acknowledges that the Units are currently held in book entry form and, when certificated, will bear a legend reflecting the foregoing restrictions on transfer.

3. Buyer is the sole record and beneficial owner of the Units, and owns the Units free and clear of all Liens and encumbrances. Upon delivery of certificates representing the Units, duly endorsed for transfer to Seller as contemplated by Section 4 of this Amendment, Seller will become the owner of the Units, free and clear of any Liens and encumbrances created by Buyer. Buyer acquired the Units on June 19, 2012, in a transaction not involving a public

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offering (as defined in the Securities Act), and paid the full consideration for the Units on June 19, 2012. Buyer is not an affiliate (as used in Rule 144 under the Securities Act) of the issuer of the Units. Buyer has not entered into, and is not bound by, any contractual provisions or agreements which limit or otherwise restrict or condition the right of Buyer to sell, assign or transfer the Units, except for restrictions imposed by the Securities Act.

4. At and prior to the closing, Buyer and Seller cooperate in good faith and shall take such steps as are necessary to transfer ownership of the Units from Seller to Buyer.

5. Section 13.1 is amended to provide that the “Closing Date” shall be December 20, 2012, or on such other date as Buyer and Seller mutually agree in writing.

6. Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the same meanings as set forth in the Agreement.

7. Except as modified and amended by this Amendment, the Agreement shall remain in full force and effect and its terms are hereby ratified and confirmed.

Executed as of the Effective Date.

SELLER:

ULTRA WYOMING, INC., a Wyoming corporation

By:	/s/ Marshall D. Smith
Marshall D. Smith, Senior Vice President and Chief Financial Officer

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BUYER:

PINEDALE CORRIDOR, LP,
a Delaware limited partnership

By:	PINEDALE GP, INC.,
a Delaware corporation,
its sole general partner

	By:	/s/ Richard C. Green
Richard C. Green, Chairman

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